Exhibit 10.1

AKARI THERAPEUTICS, PLC

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective as of June 1, 2016)

The Board of Directors (the “Board”) of Akari Therapeutics, Plc (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of June 1, 2016 (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors (the “Board”).

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s ordinary shares.

Annual Stock Option Grants

Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 1,300,000 shares of the Company’s ordinary shares (equivalent to 13,000 ADSs based on 1:100 ratio) under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”). The grant shall be made on the date of the Company’s Annual General Meeting of shareholders (the “AGM”), on the date of the first meeting of the Board held following the AGM, or on any date following such AGM as may be recommended by the Compensation Committee and approved by the Board. The Board may approve the grant and set the grant date in a written unanimous consent.

Initial Stock Option Grant for Newly Appointed or Elected Directors

Each new Non-Employee Director shall be granted a non-qualified stock option to purchase shares of the Company’s ordinary shares under the 2014 Plan, as follows:

If the Non-Employee Director who was not previously appointed to the Board is first elected at the Company’s Annual General Meeting (the “AGM”), the grant shall be 1,300,000 shares of the Company’s ordinary shares (equivalent to 13,000 ADSs based on 1:100 ratio). The grant shall be made on the date of the AGM at which the Non-Employee Director is elected, on the date of the next regularly scheduled meeting of the Board, or on any date following such AGM as may be recommended by the Compensation Committee and approved by the Board. The Board may approve the grant and set the grant date in a written unanimous consent.

If the Non-Employee Director is appointed to the Board in advance of the next AGM and will stand for election at that AGM, the grant shall be 1,300,000 shares of the Company’s ordinary shares (equivalent to 13,000 ADSs based on 1:100 ratio) and the grant shall be made at the meeting of the Board at which he or she is appointed and, if not made at such meeting, shall be made promptly following such meeting by written unanimous consent of the Board.

If the Non-Employee Director is first appointed to the Board in advance of the next AGM and will not stand for election at that AGM, the number of shares in the grant and the vesting schedule shall be determined by the Compensation Committee, taking into account the term of the appointment, and the grant shall be made at the meeting of the Board at which he or she is appointed and, if not made at such meeting, shall be made promptly following such meeting by unanimous consent of the Board.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each Annual Stock Option granted under this Policy shall (i) vest in full on the date of the next AGM following the date of grant, subject to the Non-Employee Director’s continued service on the Board; (ii) have an exercise price equal to the fair market value of the Company’s ordinary shares as determined in the 2014 Plan on the grant date; (iii) terminate ten years after the grant date, (iv) become fully vested immediately prior to a Change of Control (as defined below) and (v) contain such other terms and conditions as set forth in the form of option agreement approved by the Board or the Compensation Committee prior to the grant date.

Unless otherwise specified by the Board or the Compensation Committee at the time of grant, each Initial Stock Option Grant For Newly Appointed or Elected Directors granted under this Policy shall (i) vest ratably in three equal installments with the first installment vesting on the date of the first AGM following the date of the grant, and with the second and third installments vesting, respectively, on the dates of the second and third AGMs following the date of the grant, subject to the Non-Employee Director’s continued service on the Board; (ii) have an exercise price equal to the fair market value of the Company’s ordinary shares as determined in the 2014 Plan on the grant date; (iii) terminate ten years after the grant date, (iv) become fully vested immediately prior to a Change of Control (as defined below) and (v) contain such other terms and conditions as set forth in the form of option agreement approved by the Board or the Compensation Committee prior to the grant date.

“Change of Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii)(a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

Annual Fees

Each Non-Employee Director serving on the Board shall receive an annual cash retainer amount of $36,000. In addition, the Chairman and Vice Chairman shall receive an additional annual cash retainer of $10,000.

In addition, each member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, as applicable, and each chairperson of such committees, as applicable, shall be entitled to the following annual retainer amounts:

Board of Directors or Committee of Board of Directors	Annual Cash Retainer Amount for Committee Membership	Annual Cash Retainer Amount for Committee Chairmanship
Audit Committee	$5,000	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Research and Development Committee	$5,000	$10,000

Payment Terms for All Cash Fees

Cash payments payable to Non-Employee Directors shall be paid on a quarterly basis in advance of the last business day of each of the fiscal quarters (each, a “Payment Date”).

Following a Non-Employee Director’s first election or appointment to the Board of Directors, such Non-Employee Director shall receive his or her cash compensation pro-rated beginning on the first day which he or she was initially appointed or elected. If a Non-Employee Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Form of Compensation

A Non-Employee Director may elect, in lieu of annual cash payments, to be paid, in part or in full, in the form of fully-vested shares of the Company’s ordinary shares. In such case, an electing Non-Employee Director will receive such number of shares of the Company’s ordinary shares equal to the dollar-value of the non-cash portion of their annual compensation, calculated in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” on the Payment Date.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.